Exhibit 99.1

Northern California Bancorp, Inc.

Annual Cash Dividend Declared

On October 27, 2006, Charles T. Chrietzberg, Jr., Chairman, President & CEO of Northern California Bancorp, Inc. reported that the Board of Directors on October 26, 2006 declared an annual cash dividend of $0.35 per share, to shareholders of record on November 1, 2006, payable on December 1, 2006.

The dividend is a seventy five percent (75%) increase over the annual dividend of $0.20 per share paid in 2005.

Chrietzberg added, “The Board of Directors, after reviewing the continued strong earnings of the Company, voted unanimously on the dividend.  We’ve been extremely pleased with the results for the first nine months and the prospects for the full year.”

Northern California Bancorp, Inc. is a bank holding company with $185.6 million in assets.  Monterey County Bank, its principal subsidiary is a state chartered bank headquartered in Monterey, CA.

FORWARD-LOOKING STATEMENTS This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses.  Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.